Exhibit 99.1

[GRAPHIC]

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Communications & External Affairs cfarage@parker.com	216/896-2750

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer phuggins@parker.com	216/896-2240

Stock Symbol:	PH – NYSE

Parker Reports Record Fiscal 2012 First Quarter Sales, Net Income and Earnings per Share

•	Sales Increased 14%, Reaching a First Quarter Record of $3.2 billion

•	Earnings Per Diluted Share Increased 26% to an All-Time Record of $1.91

•	Total Segment Operating Margins Reached an All-Time Record of 16.1%

CLEVELAND, October 18, 2011 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2012 first quarter ended September 30, 2011. Fiscal 2012 first quarter sales were a record at $3.2 billion, an increase of 14.3 percent from $2.8 billion in the prior year quarter. Net income was an all-time record at $298.1 million, an increase of 19.7 percent compared with $249.0 million in the first quarter of fiscal 2011. Fiscal 2012 first quarter earnings per diluted share were also an all-time record at $1.91 compared with $1.51 in the prior year quarter.

Cash flow from operations for the fiscal 2012 first quarter was $309.5 million, or 9.6 percent of sales. During the quarter, the company repurchased approximately 4.4 million of its outstanding common shares for $292 million.

“I am pleased we delivered a very strong first quarter performance as we target another record year for Parker,” said Chairman, CEO and President, Don Washkewicz. “Record first quarter sales were driven by strong organic sales growth of 10 percent, while foreign currency translation contributed 3 percent and acquisitions contributed 1 percent. I am particularly pleased that we generated an all-time quarterly record for total segment operating margins of 16.1 percent reflecting our focus on driving operational excellence across the organization. Segment operating margins were particularly strong in our North America Industrial segment at 18.5 percent, while our Aerospace segment demonstrated the strongest year-over-year improvement in operating margins.”

Segment Results

In the Industrial North America segment, first quarter sales increased 13.1 percent to $1.2 billion, and operating income was $223.2 million compared with $189.4 million in the same period a year ago.

In the Industrial International segment, first quarter sales increased 17.9 percent to $1.3 billion, and operating income was $208.2 million compared with $183.8 million in the same period a year ago.

In the Aerospace segment, first quarter sales increased 13.9 percent to $497.5 million, and operating income was $68.6 million compared with $43.8 million in the same period a year ago.

In the Climate and Industrial Controls segment, first quarter sales increased 3.3 percent to $242.5 million, and operating income was $19.8 million compared with $21.6 million in the same period a year ago.

Orders

Parker reported an increase of 9 percent in orders for the quarter ending September 30, 2011, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 16 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders increased 4 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 14 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders declined 4 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2012, the company has increased guidance for earnings from continuing operations to the range of $7.25 to $7.85 per diluted share.

Washkewicz added, “We are off to a strong start in fiscal 2012 and anticipate another record year for Parker. We are increasing diluted earnings per share guidance for the year largely based upon our strong first quarter performance, a lower share count and growth in order entry.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2012 first quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $12 billion in fiscal year 2011, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 58,000 people in 47 countries around the world. Parker has increased its annual dividends paid to shareholders for 55 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated costs savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2011

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2011	2010
Net sales	$3,233,881	$2,829,273
Cost of sales	2,414,442	2,137,874

Gross profit	819,439	691,399
Selling, general and administrative expenses	386,466	333,584
Interest expense	23,221	24,633
Other (income), net	(1,833)	(3,182)

Income before income taxes	411,585	336,364
Income taxes	113,427	87,334

Net income	298,158	249,030
Less: Noncontrolling interests	1,140	1,859

Net income attributable to common shareholders	$297,018	$247,171

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.95	$1.53

Diluted earnings per share	$1.91	$1.51

Average shares outstanding during period - Basic	152,439,026	161,272,536
Average shares outstanding during period - Diluted	155,429,408	164,107,220

Cash dividends per common share	$.37	$.27

BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)
	Three Months Ended September 30,
(Dollars in thousands)	2011	2010
Net sales
Industrial:
North America	$1,204,817	$1,064,915
International	1,289,115	1,092,981
Aerospace	497,492	436,680
Climate & Industrial Controls	242,457	234,697

Total	$3,233,881	$2,829,273

Segment operating income
Industrial:
North America	$223,227	$189,362
International	208,219	183,800
Aerospace	68,637	43,776
Climate & Industrial Controls	19,792	21,552

Total segment operating income	519,875	438,490
Corporate general and administrative expenses	58,016	33,354

Income before interest expense and other	461,859	405,136
Interest expense	23,221	24,633
Other expense	27,053	44,139

Income before income taxes	$411,585	$336,364

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2011

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands)	September 30, 2011	June, 30 2011	September 30, 2010
Assets
Current assets:
Cash and cash equivalents	$424,354	$657,466	$923,836
Accounts receivable, net	1,881,303	1,977,856	1,694,313
Inventories	1,456,078	1,412,153	1,295,137
Prepaid expenses	93,597	111,934	104,216
Deferred income taxes	144,002	145,847	130,094

Total current assets	3,999,334	4,305,256	4,147,596
Plant and equipment, net	1,712,870	1,797,179	1,770,983
Goodwill	2,904,201	3,009,116	2,915,602
Intangible assets, net	1,115,900	1,177,722	1,180,021
Other assets	589,285	597,532	695,519

Total assets	$10,321,590	$10,886,805	$10,709,721

Liabilities and equity
Current liabilities:
Notes payable	$78,547	$75,271	$391,303
Accounts payable	1,120,339	1,173,851	953,259
Accrued liabilities	803,158	909,147	742,087
Accrued domestic and foreign taxes	233,665	232,774	195,455

Total current liabilities	2,235,709	2,391,043	2,282,104
Long-term debt	1,668,600	1,691,086	1,745,812
Pensions and other postretirement benefits	845,576	862,938	1,327,195
Deferred income taxes	149,022	160,035	149,701
Other liabilities	309,195	293,367	212,332
Shareholders’ equity	5,017,264	5,383,854	4,894,945
Noncontrolling interests	96,224	104,482	97,632

Total liabilities and equity	$10,321,590	$10,886,805	$10,709,721

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands)	2011	2010
Cash flows from operating activities:
Net income	$298,158	$249,030
Depreciation and amortization	84,832	84,986
Stock incentive plan compensation	27,898	29,242
Net change in receivables, inventories, and trade payables	(83,758)	(54,956)
Net change in other assets and liabilities	(11,761)	(224,180)
Other, net	(5,873)	38,758

Net cash provided by operating activities	309,496	122,880

Cash flows from investing activities:
Acquisitions (net of cash of $5,899 in 2011 and $1 in 2010)	(87,299)	(8,129)
Capital expenditures	(43,989)	(52,690)
Proceeds from sale of plant and equipment	5,660	2,169
Other, net	181	(318)

Net cash (used in) investing activities	(125,447)	(58,968)

Cash flows from financing activities:
Net (payments for) common stock activity	(290,940)	(3,305)
Net (payments for) proceeds from debt	(203)	293,952
Dividends	(63,004)	(43,648)

Net cash (used in) provided by financing activities	(354,147)	246,999

Effect of exchange rate changes on cash	(63,014)	37,399

Net (decrease) increase in cash and cash equivalents	(233,112)	348,310
Cash and cash equivalents at beginning of period	657,466	575,526

Cash and cash equivalents at end of period	$424,354	$923,836